Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
     mpatten@ctlc.com
Phone:                        (386) 944-5643
Facsimile:                   (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2015 EARNINGS OF $0.06 PER SHARE

DAYTONA BEACH, FLORIDA, April 22, 2015. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2015.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2015 (compared to the same quarterly period in 2014):

•	Net income was $0.06 per share, a decrease of $0.20 per share;

•	Revenue from Income Properties totaled approximately $4.3 million, an increase of 25%;

•	Revenue from Commercial Loan Investments totaled approximately $631,000, a decrease of 33%;

•	Revenue from Real Estate Operations totaled approximately $860,000, a decrease of 36%;

•	Revenue from Golf Operations increased by 8% and net operating results improved by 75%; and

•	Agriculture and Other Income generated a loss of approximately $36,000.

OTHER HIGHLIGHTS

Other highlights for the quarter ended March 31, 2015 include the following:

•	Book value per outstanding share increased from $21.83 as of December 31, 2014 to $23.83 as of March 31, 2015;

•	Received proceeds of approximately $72.4 million from the issuance of $75.0 million of 4.50% convertible senior notes due in 2020;

•	Generated revenue of approximately $289,000 for impact fees during the quarter ended March 31, 2015, an increase of approximately $216,000 from the same period in 2014;

•
 Debt, at face value totaled approximately $135.4 million at March 31, 2015, an approximate $31.5 million increase from the approximate $103.9 million at December 31, 2014, with $75.0 million of borrowing commitment and approximately $57.5 million of available borrowing capacity on our credit facility, subject to borrowing base requirements;

•	Total cash (excluding restricted cash) was approximately $25.1 million. Face value debt to total market capitalization, net of cash, remains below 23%; and

•
 Leased approximately 15,000 square feet to Teledyne for 10 years and renewed and expanded the Department of Revenue for approximately 21,000 square feet, bringing our Daytona office and flex properties to approximately 91% leased.

Income Property Portfolio Update

Property Dispositions
On April 17, 2015, the Company sold its interest in two 13,813 square-foot buildings, located in Sanford and Sebastian, Florida, which were both under lease to CVS but had been vacated by the tenant in a previous year, with a weighted average remaining lease term of 8.7 years, for proceeds of $6.4 million, generating a pre-tax loss of approximately $510,000 or approximately $0.05 per share, after tax. The loss was recognized as an impairment charge during the quarter ended March 31, 2015.

Portfolio Summary
At March 31, 2015, the Company owned thirty-six single-tenant income properties in ten states, with an average remaining lease term of approximately 9.0 years. In addition, the Company owned seven multi-tenant income properties located in Florida, of which five were self-developed, with an average remaining lease term of approximately 5.6 years.

Loan Investment Update

Portfolio Summary
At March 31 2015, the Company owned five performing commercial loan investments which have an aggregate outstanding principal balance of approximately $30.4 million. These loans are secured by real estate or the borrower’s equity interest in real estate located in four states and have an average remaining maturity of approximately 1.3 years and a weighted average interest rate of 8.3%.

Land Update

As of April 10, 2015, the Company had seven executed purchase and sale agreements with seven different buyers whose intended use for the land under contract includes residential (including multi-family), retail, and office. These agreements, in aggregate, represent the potential sale of more than 1,700 acres, or 17% of our land holdings, with anticipated sales proceeds totaling nearly $58.0 million. Of these contracts, one contract is for 39 acres and is intended for the development of a 380,000 square foot outlet mall project. The agreements contemplate closing dates ranging from the third quarter of 2015 to year end 2016, with some of the transactions expected to close in 2015 not contractually obligated to close until after 2015. Each of the transactions are in varying stages of due diligence by the various buyers, including, in some instances having made submissions to the planning and development departments of the applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals from various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Financial Results

Revenue
Total revenue for the quarter ended March 31, 2015 increased 2% to approximately $7.3 million, compared to approximately $7.2 million during the same period in 2014. This increase was primarily the result of an increase of approximately $856,000, or 25%, in revenue from our income property operations reflecting our acquisitions in 2014, and approximately $120,000, or 8%, in revenue generated by our golf operations, offset by decreased revenues of approximately $312,000 from our commercial loan investments and approximately $489,000 from our real estate operations. The first quarter results of 2014 for our commercial loan investments benefited from approximately $844,000 in revenue related to the payoff of a commercial loan investment which included approximately $650,000 for the remaining accretion of the purchase discount. In addition, during the first quarter of 2014, our real estate operations benefited from a land sale of approximately 3.1 acres, which generated revenue of $391,500. We had no land sales that closed in the first quarter of 2015.

Net Income
Net income for the quarter ended March 31, 2015 was approximately $353,000 or $0.06 per share, compared to approximately $1.5 million or $0.26 per share in the same period in 2014, a decrease of approximately $1.1 million and $0.20 per share, respectively. Our net income in the first quarter of 2015 was impacted by the decreases in revenues in our commercial loan investments and real estate operations and an increase in our direct cost of revenues of approximately $698,000, or 35% which reflected an increase of approximately $301,000 in operating expenses primarily related to our Whole Foods and The Grove at Winter Park investments. In addition, our net income for the quarter ended March 31, 2015 was impacted by increased depreciation and amortization of approximately $384,000, or 50%, reflecting our acquisitions in 2014, increased interest expense of approximately $599,000, or 128%, reflecting our $30.0 million fixed rate borrowing which closed in September 2014 and our $75.0 million convertible debt issuance which closed in early March 2015, offset by a decrease in our stock compensation expenses of approximately $216,000 due to forfeitures of stock awards and investment income which increased approximately $137,000 resulting from the favorable disposition of our investment in preferred securities of a publicly-traded real estate company. In addition, during the first quarter of 2015, we recognized an impairment charge of approximately $510,000, an impact of approximately $0.05 per share after tax, from the sale of two non-core income properties on April 17, 2015.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “While our earnings for the quarter were lower than the same period in 2014, due in part, to a land sale and the repayment of a discounted commercial loan investment at par, both in Q1 2014, the results were in line with our expectations as we anticipated the impact of land sales to occur later in the year.” Mr. Patten continued, “With the proceeds from our $75 million convertible debt issuance in March of 2015 we paid off the outstanding balance on our credit facility and have approximately $25 million of cash to continue our acquisition of income-producing assets, in part, facilitating our strategy for completing 1031 exchange transactions for the land sales we hope to close in the near term. All of our debt is now fixed rate at a weighted average rate of 4.28% and duration of 8.6 years, and the amendment of our credit facility provides us with an additional credit capacity of approximately $57.5 million.”

John P. Albright, president and chief executive officer, stated, “We were pleased to have completed the sale of two vacant non-core income properties in Sanford and Sebastian, FL and intend to use the $6.4 million in proceeds in a 1031 exchange to purchase a single tenant property in Glendale, Arizona, with stronger demographics and a longer lease term.” Mr. Albright noted, “We remain encouraged by the indications that the local market is strengthening, as well as, overall improving market conditions as evidenced by the growing interest in our land holdings. We now have seven transactions under contract for approximately 17% of our acreage nearing $58 million in total potential sales proceeds, with possible closings that could occur in the 2nd quarter of 2015 through early 2016.  We continue to be active in pursuing investment acquisitions in anticipation of potential significant land sales later this year.”  Mr. Albright also noted, “With the expiration of the lease for our current office space in March 2016, we plan to move into the remaining vacant space at our self-developed Williamson Business Park, thus we are starting the planning process for a new multi-tenant office building development.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2015, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended  December 31, 2014.  The financial information in this release reflects the Company’s preliminary results subject to completion of the yearend review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO. CONSOLIDATED BALANCE SHEETS
	(Unaudited) March 31, 2015	December 31, 2014
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$184,562,408	$191,634,698
Golf Buildings, Improvements, and Equipment	3,339,194	3,323,177
Other Furnishings and Equipment	1,016,497	1,008,150
Construction in Progress	10,532	—
Total Property, Plant, and Equipment	188,928,631	195,966,025
Less, Accumulated Depreciation and Amortization	(15,196,389)	(15,177,102)
Property, Plant, and Equipment - Net	173,732,242	180,788,923
Land and Development Costs	38,290,326	38,071,264
Intangible Assets - Net	9,618,115	10,352,123
Assets Held for Sale	6,166,700	—
Impact Fee and Mitigation Credits	4,842,758	5,195,764
Commercial Loan Investments	30,383,234	30,208,074
Cash and Cash Equivalents	25,078,783	1,881,195
Restricted Cash	5,383,695	4,440,098
Investment Securities	5,410,628	821,436
Refundable Income Taxes	665,474	267,280
Other Assets	5,516,162	4,566,291
Total Assets	$305,088,117	$276,592,448
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,219,261	$859,225
Accrued and Other Liabilities	5,330,198	6,071,202
Deferred Revenue	1,926,016	2,718,543
Accrued Stock-Based Compensation	317,849	560,326
Deferred Income Taxes - Net	34,172,924	34,038,442
Long-Term Debt	121,395,930	103,940,011
Total Liabilities	164,362,178	148,187,749
Shareholders’ Equity:
Common Stock -25,000,000 shares authorized; $1 par value, 5,946,341 shares issued and 5,905,871 shares outstanding at March 31, 2015; 5,922,130 shares issued and 5,881,660 shares outstanding at December 31, 2014	5,870,008	5,862,063
Treasury Stock – 40,470 shares at March 31, 2015 and December 31, 2014	(1,381,566)	(1,381,566)
Additional Paid-In Capital	23,101,717	11,289,846
Retained Earnings	112,914,471	112,561,115
Accumulated Other Comprehensive Income	221,309	73,241
Total Shareholders’ Equity	140,725,939	128,404,699
Total Liabilities and Shareholders’ Equity	$305,088,117	$276,592,448

CONSOLIDATED-TOMOKA LAND CO. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	March 31, 2015	March 31, 2014
Revenues
Income Properties	$4,260,675	$3,404,359
Interest Income from Commercial Loan Investments	631,484	943,890
Real Estate Operations	859,801	1,349,247
Golf Operations	1,537,426	1,417,379
Agriculture and Other Income	18,939	57,844
Total Revenues	7,308,325	7,172,719

Direct Cost of Revenues
Income Properties	(640,846)	(340,019)
Real Estate Operations	(598,723)	(251,950)
Golf Operations	(1,389,612)	(1,333,026)
Agriculture and Other Income	(55,151)	(61,413)
Total Direct Cost of Revenues	(2,684,332)	(1,986,408)

General and Administrative Expenses	(1,469,766)	(1,510,434)
Impairment Charges	(510,041)	—
Depreciation and Amortization	(1,155,739)	(772,008)
Gain on Disposition of Assets	5,440	—
Total Operating Expenses	(5,814,438)	(4,268,850)
Operating Income	1,493,887	2,903,869
Investment Income	150,459	13,947
Interest Expense	(1,066,502)	(467,651)
Income from Continuing Operations
Before Income Tax Expense	577,844	2,450,165
Income Tax Expense	(224,488)	(949,758)
Net Income	$353,356	$1,500,407

Per Share Information:
Basic and Diluted
Net Income	$0.06	$0.26

Dividends Declared and Paid	$—	$—

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